Exhibit 99.1

IRulya Therapeutics Provides Corporate Update and Reports Third Quarter 2026 Financial Results

Name changed from Quince Therapeutics, Inc. to IRulya Therapeutics Inc.; common stock began trading on the Nasdaq Capital Market under the ticker “IRLA” on October 12, 2026

Phase 2 data in bronchiolitis obliterans syndrome (BOS) post lung transplant anticipated in the first quarter of 2027

Cash, cash equivalents and investments of $105.2 million as of September 30, 2026 expected to fund operations through the end of 2028 with multiple Phase 2 clinical data readouts

NEW HAVEN, Conn., November 13, 2026 (GLOBE NEWSWIRE) — IRulya Therapeutics Inc. (Nasdaq: IRLA), a clinical stage biopharmaceutical company focused on the development of novel, disease modifying therapies for serious, underserved diseases, today reported financial results for the third quarter ended September 30, 2026.

“This has been a transformative quarter for our company as we relaunched with a new name and sharpened focus on LAM-001, a potentially first in class inhaled formulation of rapamycin for serious pulmonary diseases,” said Brigette Roberts, M.D., Chief Executive Officer of IRulya Therapeutics. “By targeting the mTOR pathway directly in the lungs, LAM-001 holds promise as a potentially disease modifying intervention designed to simultaneously minimize systemic exposure and side effects in these conditions. With a cash runway sufficient to deliver Phase 2 clinical results from multiple indications, we believe IRulya is in a great position to realize LAM-001’s potential.”

Clinical and Scientific Update

•	The Company continues to progress LAM-001 development across three clinical indications:

•	Bronchiolitis Obliterans Syndrome Post Lung Transplant (BOS): The Phase 2 trial of LAM-001 in BOS is fully enrolled, with data anticipated in the first quarter of 2027.

•	Pulmonary Hypertension Associated with Interstitial Lung Disease (PH-ILD): The Phase 2b trial of LAM-001 in PH-ILD is ongoing, with data anticipated in the first quarter of 2028.

•

Sarcoidosis Associated Pulmonary Hypertension (SAPH): The Company plans to initiate a Phase 2 study of LAM-001 in SAPH in the fourth quarter of 2026, with data anticipated in the fourth quarter of 2028.

•

KOL event: On September 28, 2026, the Company hosted a virtual key opinion leader event on the treatment landscape for PH-ILD and BOS, featuring Aaron B. Waxman, M.D., Ph.D., Paul Yu, M.D., Ph.D., and Steven Hays, M.D. A replay of the event is available here.

Corporate update

•

Relaunched as IRulya Therapeutics: Effective October 9, 2026, the Company changed its name from Quince Therapeutics, Inc. to IRulya Therapeutics Inc. Common stock began trading on the Nasdaq Capital Market as “IRLA” on October 12, 2026.

•

Approved Series C Conversion: Stockholders approved the conversion on October 6, 2026, and the Series C preferred stock converted to common stock on October 9, 2026, subject to beneficial ownership limitations set by each holder. Following the Series C preferred conversion, our outstanding common stock is 10,841,470 as of November 5, 2026.

•

Appointed New Leadership Team: Brigette Roberts, M.D., appointed Chief Executive Officer; John Militello, CPA, appointed Chief Financial Officer; and Keith Fandrick, Ph.D., appointed Chief Operating Officer.

•	Strengthened Board of Directors: Catherine Bonuccelli, M.D., Leone Patterson, James Valentine, J.D., M.H.S., and Drayton Wise joined the Board.

Third Quarter 2026 Financial Results

Cash position: Cash, cash equivalents and investments were $105.2 million as of September 30, 2026. The Company expects that its cash position will be sufficient to fund operations through the end of 2028.

Research and development (R&D) expense: R&D expense for the three months ended September 30, 2026 was $5.9 million, compared to $8.1 million for the three months ended September 30, 2025. The decrease in R&D expenses is primarily due to the decrease in eDSP program costs of $6.9 million due to the wind down of the Quince program, partly offset by an increase in LAM-001 costs of $3.8 million due to PH-ILD Phase 2b study start-up costs.

General and administrative (G&A) expense: G&A expense for the three months ended September 30, 2026 was $9.0 million, compared to $3.3 million for the three months ended September 30, 2025. The increase in G&A expenses is primarily due to $3.0 million in post-acquisition professional fees and an increase in personnel related costs of $2.7 million primarily due to one-time severance and retention bonuses for terminated employees.

Net loss: IRulya reported a net loss of $27.7 million, or net loss per share of $2.31 per basic and diluted share, for the three months ended September 30, 2026, compared to a net loss of $13.4 million, or net loss per share of $49.83 per basic and diluted share for the three months ended September 30, 2025.

Shares outstanding: 1,017,063 shares of common stock were outstanding as of September 30, 2026.

About LAM-001

LAM-001 is a proprietary, once-daily dry powder inhaled formulation of rapamycin (also known as sirolimus) designed to enhance pulmonary delivery and reduce systemic exposure relative to oral or systemic administration. The mTOR pathway is a central regulator of cell growth, repair, and response to stress. Hyperactivated mTOR is implicated in multiple pulmonary diseases, where inhibition of mTOR with rapamycin has been shown in nonclinical models to reduce or reverse the disease process. IRulya is currently focused on developing LAM-001 in the following indications:

•

Pulmonary hypertension associated with interstitial lung disease (PH-ILD): a condition which leads to thickening and narrowing of pulmonary blood vessels and progressive cardiopulmonary failure. PH-ILD affects an estimated ~200,000 patients in the US and Europe. Inhibition of mTOR with rapamycin has been shown in nonclinical models of pulmonary hypertension to reverse smooth muscle cell hyperproliferation, to attenuate pulmonary vascular remodeling, and to reduce fibrotic disease activity. A Phase 2a study of LAM-001 achieved clinically meaningful improvements across functional, hemodynamic and biomarker measures in patients with PH-ILD and pulmonary arterial hypertension. A Phase 2b trial (NCT05798923) in PH-ILD is ongoing, and data is anticipated in the first quarter of 2028.

•

Bronchiolitis obliterans syndrome post lung transplant (BOS): the most common form of chronic transplant rejection in lung transplant patients, with no approved therapy and a median survival of 2.5 years after diagnosis. BOS prevalence is estimated at ~30,000 patients in the US and Europe by 2032. In nonclinical models, rapamycin was shown to reduce epithelial injury, limit fibrocyte migration, and boost anti-inflammatory cell infiltration, attenuating the dysregulated fibrocyte trafficking in BOS that drives airway obstruction. LAM-001 is being evaluated in an ongoing Phase 2 trial in BOS (NCT06018766). The trial is fully enrolled, and data is anticipated in the first quarter of 2027.

•

Sarcoidosis-associated pulmonary hypertension (SAPH): a severe complication of pulmonary sarcoidosis with no approved therapy, affecting an estimated ~60,000 patients in the US and Europe. SAPH exhibits the same core mTOR-linked pulmonary vascular remodeling seen in PH-ILD, including smooth muscle hyperproliferation and fibrosis, which drive increased pulmonary pressures and progressive right-heart dysfunction. In addition, hyperactive mTOR in SAPH can promote pulmonary granuloma formation and contribute to vascular distortion, and mTOR inhibition has been demonstrated to reduce granuloma development. The Company plans to initiate a Phase 2 study in SAPH in the fourth quarter of 2026, with data anticipated in the fourth quarter of 2028.

About IRulya Therapeutics Inc.

IRulya Therapeutics Inc. is committed to transforming the lives of patients facing serious, underserved diseases by developing disease-modifying therapies to treat their conditions. The company is currently developing LAM-001 for the treatment of pulmonary hypertension associated with interstitial lung disease (PH-ILD), bronchiolitis obliterans syndrome post lung transplant (BOS), and sarcoidosis associated pulmonary hypertension (SAPH). A Phase 2a clinical study in PH patients has been completed, a Phase 2 clinical study in BOS patients is ongoing, a Phase 2b clinical study in PH-ILD is ongoing, and a Phase 2 clinical study in SAPH is anticipated to begin in the fourth quarter of 2026. By pioneering innovative approaches, the company aims to offer new hope and improved quality of life to patients worldwide.

Forward-Looking Statements

Statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements contained in this news release may be identified by the use of words such as “believe,” “may,” “should,” “expect,” “anticipate,” “plan,” “estimated,” “potential,” “intend,” “will,” “can,” “seek,” or other similar words. Examples of forward-looking statements include, among others, statements relating to the design and potential benefits of LAM-001, including as a disease-modifying therapy for pulmonary disease; anticipated regulatory and development processes and timelines, including the expected timing to initiate the planned Phase 2 trial of LAM-001 in SAPH; the expected timing for data readouts from the ongoing Phase 2 trial of LAM-001 in BOS and the ongoing Phase 2b trial of LAM-001 in PH-ILD and the planned Phase 2 trial of LAM-001 in SAPH; the estimated patient populations in the U.S. and Europe for PH-ILD, BOS and SAPH; the potential advantages of mTOR inhibitors in PH-ILD, BOS and SAPH; and the Company’s anticipated cash runway, including to fund operations through the end of 2028. Forward-looking statements are based on IRulya’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict and could cause actual results to differ materially from what the company expects. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to: clinical results may not be indicative of results that may be observed in the future, including in larger populations; potential safety and other complications related to LAM-001; the ability to obtain and maintain regulatory approval; competition in the company’s industry; the scope, progress and expansion of developing LAM-001; the size and growth of the market(s) therefor and the rate and degree of market acceptance thereof vis-à-vis alternative therapies; the company’s ability to attract or retain key management, members of the board of directors and other personnel; the company’s ability to fund its operations and clinical development plans, including its anticipated cash runway; the impacts of general macroeconomic and geopolitical conditions on the company’s business and financial position; and other risks and uncertainties described in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) on August 14, 2026 and other reports as filed with the SEC. Forward-looking statements contained in this news release are made as of this date, and IRulya undertakes no duty to update such information except as required under applicable law.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$5,851	$8,083	$18,158	$22,781
Acquired in-process research and development	—	—	59,000	—
General and administrative	9,022	3,281	29,919	11,412
Gain on Orphai Acquisition	—	—	(1,305)	—
Gain on sale of subsidiary	(1,731)	—	(1,731)	—
Intangible asset impairment charge	—	—	67,808	—
Fair value adjustment for contingent consideration	—	2,066	(64,330)	4,522

Total operating expenses	13,142	13,430	107,519	38,715

Loss from operations	(13,142)	(13,430)	(107,519)	(38,715)
Fair value adjustment for debt	—	(549)	12,168	(1,494)
Fair value adjustment for warrants	(14,308)	291	21,315	(4,173)
Warrant issuance costs	—	(42)	(874)	(914)
lnterest income	1,024	300	1,768	1,017
Other (expense) income, net	(1,620)	(58)	255	(174)

Net loss before income tax expense	(28,086)	(13,488)	(72,887)	(44,453)

Income tax benefit (expense)	302	46	5,567	(68)

Net loss	$(27,744)	$(13,442)	$(67,320)	$(44,521)

Net loss per share - basic and diluted (1)	$(2.31)	$(49.83)	$(10.79)	$(184.60)

Weighted average shares of common stock and in-substance common stock outstanding - basic and diluted (1)	12,004,791	269,757	6,241,440	241,172

	September 30, 2026	December 31, 2025
Cash, cash equivalents, and investments	$105,241	$17,752
Total assets	106,472	93,523
Total liabilities	28,366	129,237
Series C Redeemable Convertible Preferred Stock	143,811	—
Total stockholders’ equity (deficit)	(65,705)	(35,714)

(1)

Adjusted prior period net loss per share and weighted average of common shares outstanding to reflect the 1-for-10 reverse stock split effected on April 10, 2026 and the 1-for-20 reverse stock split effected on June 29, 2026

Contact

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com